Exhibit (d)(4)

Date:	August 28, 2009

To:	Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust
818 N. Washington Street
Wilmington, Delaware 10801-1510
Attention: Harry Huge, Managing Trustee

From:	Armor TPG Holdings LLC
c/o TPG Capital, L.P.
301 Commerce Street, Suite 3300
Fort Worth, TX 76102

Re:	Prepaid Share Forward Transaction

Ladies and Gentlemen:

The purpose of this letter agreement (this “Confirmation”) is to set forth the terms and conditions of the Share Forward Transaction (the “Transaction”) entered into between Armor TPG Holdings LLC (“TPG”) and Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust (“Counterparty”) on the Trade Date specified below. This Confirmation constitutes a “Confirmation” for the purposes of the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.

1. This Confirmation evidences a complete binding agreement between Counterparty and TPG as to the subject matter and terms of the Transaction and shall supersede all prior or contemporaneous written or oral communications with respect thereto. This Confirmation supplements, forms a part of, and is subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if TPG and Counterparty had executed the Agreement on the date of this Confirmation (without any Schedule but with the elections set forth in this Confirmation). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. If, in relation to the Transaction, there is any inconsistency between the Agreement, this Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Agreement.

2. The Transaction constitutes a Share Forward Transaction for the purpose of the Equity Definitions. The terms of the Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	The “Closing Date” (as defined in the Purchase and Sale Agreement).

Seller:	Counterparty.

Buyer:	TPG.

Shares:	The common stock, par value USD 0.01 per share, of Armstrong World Industries, Inc. (the “Issuer”) (Ticker symbol: “AWI”).

Number of Shares:	1,039,777, subject to adjustment as described in “Initial Non-Cash Dividends” below.

Prepayment:	Applicable.

Prepayment Amount:	The product of (a) the “Purchase Price” (as defined in the Purchase and Sale Agreement) and (b) the Number of Shares.

Prepayment Date:	The “Closing Date” (as defined in the Purchase and Sale Agreement).

Purchase and Sale Agreement:	The purchase and sale agreement, dated as of August 10, 2009 (the “Purchase Agreement Date”), between TPG Partners V, L.P., TPG Partners VI, L.P. and Counterparty, as amended from time to time.

Shareholders’ Agreement:	The shareholders’ agreement, dated as of the Trade Date, between TPG and Counterparty, as amended from time to time.

Variable Obligation:	Not Applicable.

Exchange:	New York Stock Exchange.

Related Exchange(s):	All Exchanges.

Calculation Agent:	TPG. Following each calculation, adjustment or determination, the Calculation Agent shall promptly notify Counterparty and TPG of such calculation, adjustment or determination (an “Original Determination”), which shall be final and binding in the absence of manifest error unless Counterparty refers such Original Determination for review in accordance with the following procedure. Upon Counterparty’s request within two Scheduled Trading Days following such notice of an Original Determination, the Calculation Agent shall promptly provide Counterparty and TPG with a schedule of the basis for such Original Determination in reasonable detail.

Counterparty may refer an Original Determination for review by sending a written notice (a “Review Notice”) to TPG by the second Scheduled Trading Day following the notice of such Original Determination or following Counterparty’s receipt of a schedule of such Original Determination, as applicable, which notice shall specify (a) the Original Determination that is being referred for review, (b) the reasons why Counterparty objects to the Original Determination, (c) Counterparty’s proposed alternative calculation, determination or adjustment and (d) the reasons why Counterparty considers such alternative to be correct. Following delivery of a Review Notice, TPG and Counterparty shall consult in good faith to try to agree the relevant calculation, determination or adjustment.

If TPG and Counterparty do not reach agreement by the close of business on the second Scheduled Trading Day following the day the Review Notice is effective, the matter shall be determined by three leading equity derivatives dealers, one appointed by TPG, a second appointed by Counterparty and the third appointed by the first two dealers.

Valuation:

Valuation Date:	The final Averaging Date.

Averaging Dates:	The 20 consecutive Scheduled Trading Days starting on and including the First Averaging Date.

Averaging Period:	The period commencing on the First Averaging Date and ending on the Valuation Date (inclusive).

First Averaging Date:	November 4, 2013 (or, if such date is not a Scheduled Trading Day, the next succeeding Scheduled Trading Day).

Averaging Date Disruption:	Modified Postponement.

Market Disruption Event:	The third and fourth lines of Section 6.3(a) of the Equity Definitions are hereby amended by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time” and replacing them with “at any time during an Averaging Date prior to the relevant Valuation Time.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time”.

Relevant Price:	The dollar volume weighted average price per Share based on transactions executed on the relevant Averaging Date for the period of time from 9:30 a.m. to 4:00 p.m., New York City time, subject to the following sentence, on such Averaging Date as defined on Bloomberg using the function “AWI <Equity> VAP <Go>” (or a successor page thereto), as determined by the Calculation Agent; provided that if such price is not so reported on such Averaging Date for any reason, as determined by the Calculation Agent in a commercially reasonable manner. For purposes of calculating the Relevant Price, the Calculation Agent will omit those transactions that are executed during the periods of time described in Rule 10b-18(b)(2) under the Securities Exchange Act of 1934, as amended.

Settlement Terms:

Settlement Currency:	USD.

Settlement Price:	The arithmetic average of the Relevant Prices on each Averaging Date.

Cash Settlement Payment Date:	The third Currency Business Day following the Valuation Date.

Settlement Date:	The First Averaging Date.

Settlement Method Election:	Applicable.

Electing Party:	Counterparty.

Settlement Method Election Date:	The Scheduled Trading Day that is six months and one day prior to the First Averaging Date.

Default Settlement Method:	Cash Settlement.

Physical Settlement:	Notwithstanding anything to the contrary in the Equity Definitions, Counterparty may, in lieu of delivery through a Clearance System, deliver or cause the delivery to or at the direction of TPG of one or more stock certificates representing the Number of Shares to be Delivered registered in the name of TPG or its nominee, with all necessary stock issuance and transfer tax stamps affixed thereto, without any legends or endorsements thereon other than the legend set forth in Section 5.02 of the Purchase and Sale Agreement. Counterparty shall cause the transfer of such Shares to be registered on the books of the Issuer and/or any applicable transfer agent.

Representation and Agreement:	Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered by Counterparty to TPG will be subject to restrictions and limitations arising under applicable state and federal securities laws and regulations, restrictions on transfer imposed by the Shareholders’ Agreement and liens created or permitted by TPG.

Dividends:

Dividend Payments:	Seller shall pay to Buyer each Dividend Amount on the related Dividend Payment Date.

Dividend Period:	The period from and including the Prepayment Date to but excluding the Cash Settlement Payment Date or the Settlement Date, as applicable.

Dividend Amount:	Record Amount multiplied by the Number of Shares; provided that the Calculation Agent shall adjust the Number of Shares as it determines appropriate if an ex-dividend date occurs during the Averaging Period and Cash Settlement applies.

The definition of “Record Amount” in Section 10.1 of the Equity Definitions is amended by adding after the phrase “the gross cash dividend per Share” in the second line thereof the phrase “(including any Extraordinary Dividend)”.

Dividend Payment Date:	The third Currency Business Day following the date the relevant dividend is paid by the Issuer generally to holders of record of a Share. This obligation shall be in lieu of Seller’s obligation to pay the Excess Dividend Amount under Sections 9.2(a)(iii) or 8.4(b) of the Equity Definitions.

Initial Non-Cash Dividends:	If, during the period from and including the Purchase Agreement Date to but excluding the Prepayment Date, any non-cash dividend or distribution is declared by the Issuer to holders of record of a Share, Seller shall deliver to Buyer the product of (a) each such dividend in the form received by holders of record of a Share and (b) the Number of Shares on the later of (i) the Prepayment Date and (ii) the third Scheduled Trading Day following the date the relevant dividend is delivered by the Issuer to holders of record of a Share, except in the case of any dividend comprised of Shares, in which case the Number of Shares shall be increased by the product of the Number of Shares prior to such increase and such dividend per Share, provided that such increase in the Number of Shares shall not be applicable to the calculation of the Prepayment Amount.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment.

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Alternative Obligation.

(b) Share-for-Other:	Alternative Obligation.

(c) Share-for-Combined:	Alternative Obligation.

Tender Offer:	Applicable.

The definition of “Tender Offer Event” in Section 12.1 of the Equity Definitions will be amended by replacing the words “voting shares” in the first line thereof with the word “Shares”.

Consequences of Tender Offer:

(a) Share-for-Share:	Calculation Agent Adjustment.

(b) Share-for-Other:	Calculation Agent Adjustment.

(c) Share-for-Combined:	Calculation Agent Adjustment.

Calculation Agent Adjustment:	Section 12.3(c) of the Equity Definitions shall be deleted in its entirety and replaced with the following:

“(c) “Calculation Agent Adjustment”, then, on or after the relevant Tender Offer Date, the Calculation Agent shall either (i)(A) make such adjustment to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such Tender Offer (provided that no adjustment will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction), which may, but need not, be determined by (1) reference to the adjustment(s) made in respect of such Tender Offer by an options exchange to options on the relevant Shares traded on such options exchange and/or (2) substituting the consideration to be received by a holder of Shares in the Tender Offer for the Shares, in whole or in part, or leaving the Transaction relating to the Shares and making other adjustments to the terms of the Transaction and (B) determine the effective date of that adjustment, or (ii) if the Calculation Agent determines that no adjustment that it could make under (i) will produce a commercially reasonable result, notify the parties that the relevant consequence shall be the termination of the Transaction, in which case “Cancellation and Payment” will be deemed to apply and any payment to be made by one party to the other shall be calculated in accordance with Section 12.7, and in respect of an Option Transaction, the Calculation Agent shall determine the amount of such payment as if “Calculation Agent Determination” applied to the Option Transaction;”.

Election of Consideration:	Notwithstanding anything to the contrary herein or in the Equity Definitions, in respect of any Merger Event or Tender Offer, to the extent that a holder of Shares equal to the Number of Shares would be entitled to elect the consideration for, or to participate in, such Merger Event or Tender Offer (the consideration for such Merger Event or Tender Offer, the “Replacement Assets”), Buyer shall be entitled to make such election for purposes of this Transaction, at any time prior to the latest time as of which such a holder may make such an election, in which case the Replacement Assets, if any, that such holder making such election would be entitled to receive shall be deemed to be the consideration for such Merger Event or Tender Offer for purposes of Article 12 of the Equity Definitions (including, without limitation, for purposes of determining whether such event is a Share-for-Share, Share-for-Other or Share-for-Combined Merger Event or Tender Offer and Section 12.5 of the Equity Definitions), and the applicable consequences of such Merger Event or Tender Offer pursuant to Article 12 of the Equity Definitions shall be determined on the basis of such deemed consideration.

Composition of Combined Consideration:	Not Applicable.

Nationalization, Insolvency or Delisting:	Negotiated Closed-out.

Additional Disruption Events:

Change in Law:	Applicable.

Determining Party:	For all Extraordinary Events, TPG.

Early Unwind Restriction:	Notwithstanding anything to the contrary in the Agreement or this Confirmation, if an event upon which Counterparty has the right to cause termination, in whole or in part, of the Transaction shall have occurred prior to the six month and one day anniversary of the Trade Date, Counterparty shall not have the right to terminate or partially terminate the Transaction until the day that is six months and one day after the Trade Date (or, if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day) unless Counterparty has elected Physical Settlement in connection with such termination pursuant to “Early Unwind Settlement Election” below.

Early Unwind Settlement Election:	Notwithstanding anything to the contrary in the Agreement or this Confirmation, if an event occurs upon which the Transaction will terminate, in whole or in part, for any reason, the party with the right to cause termination (the “Terminating Party”) shall have the right to elect Physical Settlement in connection with such termination by specifying such election in its notice of termination to the other party and, if the Terminating Party has not elected Physical Settlement (or if there is no Terminating Party because the termination is automatic under the terms hereof), the other party (or either party) shall have the right to elect Physical Settlement in connection with such termination by notifying the Terminating Party of such election by the Scheduled Trading Day following effective notice of termination by the Terminating Party (or by notifying the other party by the Scheduled Trading Day following the occurrence of the automatic termination, as applicable). If Physical Settlement applies pursuant to this provision, the Settlement Date shall be the Scheduled Trading Day following the effective notice that Physical Settlement shall apply.

Acknowledgments:

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

3. Conditions to TPG’s Obligation with Respect to the Prepayment Amount. The obligation of TPG to pay the Prepayment Amount on the Prepayment Date is subject to the satisfaction of the following conditions

(a) The parties shall have entered into a Collateral Annex, substantially in the form attached as Exhibit I hereto (as hereafter amended, modified, supplemented, replaced or amended and restated, the “Collateral Annex”) on or prior to the Prepayment Date confirming, on the terms set forth therein, a first priority continuing security interest in a number of Shares at least equal to the Number of Shares (the “Pledged Shares”) as security for Counterparty’s obligations hereunder, under the Agreement and under the Collateral Annex, all as provided in the Collateral Annex. The Collateral Annex shall be a Credit Support Document under the Agreement with respect to Counterparty; and

(b) Counterparty shall have performed all of the covenants and obligations to be performed by it under the Collateral Annex on or prior to such Prepayment Date, including, without limitation, transferring the Pledged Shares to TPG as collateral as provided therein.

4. Additional Representations, Warranties and Agreements. In addition to the representations, warranties and covenants in the Agreement, Counterparty and TPG each represents, warrants and agrees with the other party, as of the Trade Date and the Settlement Date, that:

(a) it is an “eligible contract participant” (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended); and

(b) it has the financial ability to bear the economic risk of its investment in the Transaction and is an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) and a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act.

5. Additional Termination Event. If the trust agreement or declaration of trust or any other such agreement, declaration, amendment or modification with respect to the Trust is terminated, revoked, amended or modified in any manner that TPG determines is reasonably likely to have a material adverse effect on the Trust’s ability to perform its obligations under the Agreement, the Confirmation or the Collateral Annex, taking into account its ability to elect Physical Settlement under “Settlement Method Election” or “Early Unwind Settlement Election” above, it shall constitute an Additional Termination Event under Section 5(b)(vi) of the Agreement with Counterparty being the sole Affected Party and this Transaction being the sole Affected Transaction.

6. Other Provisions:

(a) U.S. Tax Treatment. Each of TPG and Counterparty agrees that, for U.S. federal, state and local income tax purposes, (i) notwithstanding anything to the contrary contained herein, TPG shall be treated as the beneficial owner of the Pledged Shares, (ii) TPG will provide Counterparty with a completed Form W-9 and any other documentation reasonably requested in writing by Counterparty to allow Counterparty to make dividend payments to TPG, and (iii) it and its affiliates will report consistently with the foregoing characterization for all U.S. federal, state and local income tax purposes.

(b) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND TPG HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS CONFIRMATION OR THE TRANSACTION CONTEMPLATED HEREBY.

(c) Governing Law; Jurisdiction. THE AGREEMENT AND THIS CONFIRMATION WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENT TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

7.	Account Details:	Set forth on Exhibit II hereto.

8.	Offices:

The Office of Counterparty for the Transaction is: Wilmington, Delaware.

The Office of TPG for the Transaction is: Fort Worth, Texas.

9.	Notices:	For purposes of this Confirmation:

	(a)	Address for notices or communications to Counterparty:

Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust 818 N. Washington Street Wilmington, Delaware 10801-1510 Attention: Harry Huge, Management Trustee Facsimile: 843-720-8794

With a copy (which shall not constitute notice) to each of:

Kaplan Strangis and Kaplan, P.A. 5500 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 Attention: James Melville, Esq. Fax: (612) 375-1143

Keating Muething & Klekamp, LLP One East Fourth Street Suite 1400 Cincinnati, Ohio 45202 Attention: Edward E. Steiner, Esq. Fax: (513) 579-6457

(b)	Address for notices or communications to TPG:

Armor TPG Holdings LLC c/o TPG Capital, L.P. 301 Commerce Street, Suite 3300 Fort Worth, TX 76102 Facsimile: (817) 871-4088

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 Attention: Victor Lewkow, Esq. Fax: (212) 225-3999

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours sincerely,

ARMOR TPG HOLDINGS LLC

By:	/s/ Clive D. Bode
Name: Clive D. Bode
Title: Vice President

Confirmed as of the date first above written:

ARMSTRONG WORLD INDUSTRIES, INC.

ASBESTOS PERSONAL INJURY SETTLEMENT TRUST

By:	/s/ Harry Huge
Name: Harry Huge
Title: Managing Trustee

By:	/s/ Anne M. Ferazzi
Name: Anne M. Ferazzi
Title: Trustee

By:	/s/ Richard Neville
Name: Richard Neville
Title: Trustee